UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. )

                           MAXIM PHARMACEUTICALS, INC.
                   -------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
                         (Title of class of securities)

                                   57772M-107
                   -------------------------------------------
                                 (CUSIP number)


                                  MAY 23, 2000
                   -------------------------------------------
             (Date of Event which requires filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)

---------------------------------             ----------------------------------
CUSIP No. 57772M-107                 13G             Page 2 of 10 Pages
---------------------------------             ----------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
-------- -----------------------------------------------------------------------
NUMBER OF SHARES    5      SOLE VOTING POWER
BENEFICIALLY               0
OWNED BY            ------ -----------------------------------------------------
EACH REPORTING             SHARED VOTING POWER
PERSON WITH         6      3,085,410
                    ------ -----------------------------------------------------
                           SOLE DISPOSITIVE POWER
                    7      0
                    ------ -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                    8      3,085,410
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,085,410*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         14.7%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------


------------------------

* Included in this figure are the securities reported by Deutsche Asset Management Europe GmbH and Deutsche Gesellschaft fur Wertpapiersparen mbH on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Asset Management Europe GmbH and Deutsche Gesellschaft fur Wertpapiersparen mbH on the following cover pages.

---------------------------------             ----------------------------------
CUSIP No. 57772M-107                 13G             Page 3 of 10 Pages
---------------------------------             ----------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Europe GmbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
-------- -----------------------------------------------------------------------
NUMBER OF SHARES    5      SOLE VOTING POWER
BENEFICIALLY               0
OWNED BY            ------ -----------------------------------------------------
EACH REPORTING             SHARED VOTING POWER
PERSON WITH         6      2,921,210
                    ------ -----------------------------------------------------
                           SOLE DISPOSITIVE POWER
                    7      0
                    ------ -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                    8      2,291,210
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,291,210*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         13.9%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------


------------------------

*    Included   in  this  figure  are  the   securities   reported  by  Deutsche
     Gesellschaft  fur  Wertpapiersparen  mbH on the  following  cover page.

** Included in this percentage is the percentage of securities reported by Deutsche Gesellschaft fur Wertpapiersparen mbH on the following cover page.

---------------------------------             ----------------------------------
CUSIP No. 57772M-107                 13G             Page 4 of 10 Pages
---------------------------------             ----------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Gesellschaft fur Wertpapiersparen mbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
-------- -----------------------------------------------------------------------
NUMBER OF SHARES    5      SOLE VOTING POWER
BENEFICIALLY               0
OWNED BY            ------ -----------------------------------------------------
EACH REPORTING             SHARED VOTING POWER
PERSON WITH         6      1,900,000
                    ------ -----------------------------------------------------
                           SOLE DISPOSITIVE POWER
                    7      0
                    ------ -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                    8      1,900,000
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,900,000
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER:

               Maxim Pharmaceuticals, Inc. (the "Issuer")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               The address of the Issuer's principal executive offices is 8899 University Center Lane, Suite 400, San Diego, California 92122.

ITEM 2(a).     NAME OF PERSON FILING:

               This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Europe GmbH ("DWS Group") and Deutsche Gesellschaft fur Wertpapiersparen mbH ("DWS" and, together with DBAG and DWS Group, the "Reporting Persons").

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

               The principal place of business of DWS Group is Feldbergstrasse 22, 60323 Frankfurt, Federal Republic of Germany.

               The principal place of business of DWS is Gruneburgweg 113-115, 60612 Frankfurt, Federal Republic of Germany.

ITEM 2(c).     CITIZENSHIP:

               The citizenship of the Reporting Persons is set forth on the applicable cover page.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               The title of the securities is common stock (the "Common Stock").

ITEM 2(e).     CUSIP NUMBER:

               The CUSIP number of the Common Stock is set forth on each cover page.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a) [_] Broker or dealer registered under section 15 of the Act;

               (b) [_] Bank as defined in section 3(a)(6) of the Act;

               (c) [_] Insurance  Company as defined in section  3(a)(19) of the
                       Act;

               (d) [_] Investment  Company   registered  under  section 8 of the
                       Investment Company Act of 1940;

               (e) [_] An  investment  adviser  in  accordance  with Rule  13d-1
                       (b)(1)(ii)(E);

               (f) [_] An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

               (g) [_] A parent holding  company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

               (h) [_] A savings  association  as defined in section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) [_] A church plan that is excluded  from  the  definition  of
                       an investment  company   under   section 3(c)(14) of  the
                       Investment Company Act of 1940;

               (j) [_] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1 (c), check this box. [X]

ITEM 4.  OWNERSHIP.

               (a)  AMOUNT BENEFICIALLY OWNED:

                    Each of the Reporting  Persons owns the amount of the Common
               Stock as set forth on the applicable cover page.

               (b)  PERCENT OF CLASS:

                    Each of the  Reporting  Persons owns the  percentage  of the
               Common Stock as set forth on the applicable cover page.

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                         Each of the  Reporting  Persons  has the sole  power to
                    vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                    (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                         Each of the  Reporting  Persons has the shared power to
                    vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                    (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                         Each of the  Reporting  Persons  has the sole  power to
                    dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                    (iv)  SHARED  POWER TO DISPOSE OR TO DIRECT THE  DISPOSITION
                          OF:

                         Each of the  Reporting  Persons has the shared power to
                    dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Investment   management  clients of each of the Reporting  Persons have the ultimate right to any dividends from Common Stock and the proceeds from the sale of Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         The following are subsidiaries of DBAG and/or DWS Group which hold Common Stock included in the figures on the cover pages: Deutsche Asset Management Investmentgesellschaft GmbH, Deutsche Vermogensbildungsgesellschaft mbh, DWS Swiss, DWS Investment Management S.A. Luxemburg and Deutsche Bank AG London Branch.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 31, 2000



                                     DEUTSCHE BANK AG


                                     By:/s/ Christoph Kirschhofer
                                        --------------------------------
                                        Name:   Christoph Kirschhofer
                                        Title:  Director


                                     By:/s/ Dr. Rainer Grimberg
                                        --------------------------------
                                         Name:   Dr. Rainer Grimberg
                                         Title:  Vice President

                                                                       EXHIBIT 1




                     Consent of Deutsche Asset Management Europe GmbH


          The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH and Deutsche Gesellschaft fur Wertpapiersparen mbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  May 31, 2000



                                     DEUTSCHE ASSET MANAGEMENT EUROPE GMBH



                                     By:/s/ Gerhard Seifried
                                        --------------------------------
                                        Name:   Gerhard Seifried
                                        Title:  Holder of Power of Attorney
                                                (Prokurist)



                                     By:/s/ Viola Kuhn
                                        --------------------------------
                                         Name:   Viola Kuhn
                                         Title:  Holder of Power of Attorney
                                                (Prokurist)

                                                                       EXHIBIT 2



            Consent of Deutsche Gesellschaft fur Wertpapiersparen mbH


          The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Europe GmbH and Deutsche Gesellschaft fur Wertpapiersparen mbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  May 31, 2000


                                     DEUTSCHE GESELLSCHAFT FUR
                                       WERTPAPIERSPAREN MBH



                                     By:/s/ Gerhard Seifried
                                        --------------------------------
                                        Name:   Gerhard Seifried
                                        Title:  Holder of Power of Attorney
                                                (Prokurist)


                                     By:/s/ Viola Kuhn
                                        --------------------------------
                                         Name:  Viola Kuhn
                                         Title: Holder of Power of Attorney
                                                (Prokurist)